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Exhibit (a)(1)(E)

        Notice of Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
ATS CORPORATION
at
$3.20 Net Per Share in Cash
Pursuant to the Offer to Purchase Dated February 28, 2012
by
ATLAS MERGER SUBSIDIARY, INC.
a direct wholly owned subsidiary of
SALIENT FEDERAL SOLUTIONS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M.
NEW YORK CITY TIME, ON MARCH 26, 2012, UNLESS THE OFFER IS EXTENDED

To Our Clients:

        Enclosed for your consideration are the Offer to Purchase, dated February 28, 2012 (as it may be amended or supplemented from time to time, the "Offer to Purchase"), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal" and together with the Offer to Purchase, the "Offer") by Atlas Merger Subsidiary, Inc., a Delaware corporation ("Purchaser") and a direct wholly owned subsidiary of Salient Federal Solutions, Inc., a Delaware corporation ("Parent"), to purchase all outstanding shares of common stock, par value $0.0001 per share (the "Shares"), of ATS Corporation, a Delaware corporation (the "Company"), at a price of $3.20 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

        We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

        Please note carefully the following:

  1.
  The offer price for the Offer is $3.20 per Share net to you in cash, without interest and less any required withholding taxes, upon the terms of and subject to the conditions to the Offer.

  2.
  The Offer is being made for all outstanding Shares.

  3.
  The Offer is being made in accordance with the Agreement and Plan of Merger, dated as of February 21, 2012 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement provides that Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation in the Merger and a wholly owned subsidiary of Parent.

  4.
  After careful consideration, the board of directors of the Company has (i) authorized and approved the execution, delivery and performance of the Merger Agreement, (ii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement (collectively, the "Transactions"), (iii) determined that the terms of the Merger Agreement, the Merger, the Offer and the Transactions are advisable and fair to and in the best interests of the Company and the stockholders of the Company and (iv) recommended that the holders of Shares accept the Offer, tender their Shares pursuant to the Offer and vote in favor of the adoption of the Merger Agreement if required by applicable law.

  5.
  The Offer will expire at 11:59 p.m., New York City time, on March 26, 2012, unless the Offer is extended by Purchaser. Except as otherwise described in Section 4 of the Offer to Purchase, previously tendered Shares may be withdrawn at any time until the Offer has expired.

  6.
  The Offer is subject to certain conditions described in Section 15 of the Offer to Purchase.

  7.
  Tendering stockholders who are registered stockholders or who tender their Shares directly to Wells Fargo Bank, N.A. (the "Depositary") will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on Purchaser's purchase of Shares pursuant to the Offer. However, federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided or an exemption is available. See the Letter of Transmittal for more information.

        If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

        Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

        The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made by Purchaser or by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Instruction Form
With Respect to the Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
ATS CORPORATION
at
$3.20 Net Per Share in Cash
Pursuant to the Offer to Purchase Dated February 28, 2012
by
ATLAS MERGER SUBSIDIARY, INC.
a direct wholly owned subsidiary of
SALIENT FEDERAL SOLUTIONS, INC.

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated February 28, 2012 (as it may be amended or supplemented from time to time, the "Offer to Purchase") and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal" and together with the Offer to Purchase, the "Offer") by Atlas Merger Subsidiary, Inc., a Delaware corporation ("Purchaser") and a direct wholly owned subsidiary of Salient Federal Solutions, Inc., a Delaware corporation, to purchase all outstanding shares of common stock, par value $0.0001 per share (the "Shares"), of ATS Corporation, a Delaware corporation (the "Company"), at a price of $3.20 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

        The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on my behalf will be determined by Purchaser and such determination shall be final and binding.

ACCOUNT NUMBER:
NUMBER OF SHARES BEING TENDERED HEREBY:	SHARES*

        The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

*
Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated:	, 2012
(Signature(s))
(Please Print Name(s))
Address:
Area Code and Telephone No.
Taxpayer Identification or
Social Security No.

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  Exhibit (a)(1)(E)